EXHIBIT 2(h)

                           PURCHASE AND SALE AGREEMENT

       THIS PURCHASE AND SALE AGREEMENT (this "AGREEMENT") is made and entered into this 12th day of September, 1996, by and between MAYNARD OIL COMPANY, a Delaware corporation, having its principal office at 8080 North Central Expressway, Suite 660, Dallas, Texas 75206 ("SELLER") and ENRON OIL & GAS COMPANY, a Delaware corporation, having its principal office at 1400 Smith Street, Houston, Texas 77002 ("BUYER").

       In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

                                    ARTICLE I
                                PURCHASE AND SALE

  1.01   Purchase and Sale.   Seller agrees to sell and convey and Buyer agrees
  to purchase and pay for the interests (as defined in Section 1.02) owned by Seller, subject to the terms and conditions of this Agreement.

  1.02    Interests.    All  of  the  following  shall  herein  be  called  the
  "INTERESTS":

       (a) All of Seller's right, title and interest in and to the leasehold estate and mineral rights created by the leases described in Exhibit A (the "LEASES") together with any and all interest of Seller in and to such property and in and to any agreements, leases, rights-of-way, easements, licenses and permits incident thereto;

       (b) All of Seller's right, title and interest in and to the wells, and production therefrom, located on the Leases or lands pooled therewith, including but not limited to the wells described in Exhibit A together with any and all buildings or other improvements constructed thereon (collectively the "WELLS", together with any and all interest of Seller in and to such property and in and to any agreements, including, without limitation, gas purchase agreements, farmin and farmout agreements, operating agreements and pooling agreements, leases, rights-of-way, easements, licenses and permits incident thereto);

       (c) All of Seller's right, title and interest in and to the real and personal property, fixtures, improvements and buildings now or as of the Effective Time (as defined in Section 1.03) located on the lands burdened by the Leases or lands pooled therewith (the LANDS"), and all contract rights, rights of substitution and subrogation in and to any rights and actions of warranty which Seller has or may have with respect to the Interests;

       (d) All of the files, records and data related to the items described in Subsections (a), (b) and (c) above, and all the seismic and geophysical data of Seller appurtenant to or crossing the Leases, Wells and Lands; and

       (e) Any and all other assets of Seller appurtenant or related to or used in connection with the Leases and Wells.

  1.03   Effective  Time.   The  purchase and  sale of  the Interests  shall be
  effective as of August 1, 1996, at 7:00 A.M., local time (herein called the "EFFECTIVE TIME ) in the county in which the Lands are located.

                                    ARTICLE II
                                  PURCHASE PRICE

  2.01 Purchase Price. The purchase price for the Interests shall be Five Hundred Sixty Thousand Nine Hundred Sixty Four DOLLARS ($560,964.00) (herein called the "PRELIMINARY PURCHASE PRICE"), subject to adjustment as set forth in Section 2.02 and Section 2.03 below.

  2.02 Performance Deposit. On or before 4:00 o'clock p.m., local time, September 13, 1996, Buyer shall tender to Seller, by wire transfer, a performance deposit in the amount of Fifty Six Thousand Ninety Six DOLLARS ($56,096.00). The performance deposit is received solely to assure the performance of Buyer pursuant to the terms and conditions hereof. The performance deposit will be returned to Buyer at Closing, upon consummation of the transaction, or at Buyer's election, may be credited to the Preliminary Purchase Price. No interest shall be paid or credited to the performance deposit. If Buyer fails, refuses, or is unable to close the sale in accordance with the terms herein, Seller, except as otherwise herein specifically provided, may, at its option, retain the performance deposit as agreed liquidated damages and not as a penalty. If Seller, through no fault of Buyer, refuses to close the sale in accordance with the terms herein, the performance deposit shall be returned to Buyer.

  2.03 Adjustments to Purchase Price. The Preliminary Purchase Price shall be adjusted as follows and the resulting amount shall be herein called the "FINAL PURCHASE PRICE".

       (a)    The   Preliminary  Purchase  Price  shall  be  increased  by  the following:

            (1) The value of all merchantable, allowable oil attributable to the Leases, in storage above the pipeline connection at the Effective Time, and not previously sold by Seller, that is credited to the Interests, such value to be the net price realized by Seller;

            (2) The amount of all reasonable expenditures, including, without limitation, royalties, rentals and other charges, ad valorem, property, production, excise, severance, windfall profit and other taxes based upon or measured by proceeds therefrom but not including income or gross receipts taxes, expenses billed under applicable operating agreements and, as compensation to Seller for its general and administrative expenses as operator of interests operated by it, in lieu of any other overhead charges in connection with such particular Interests:

                 (i) that amount attributable to the Interests under any existing joint operating agreement, or

                 (ii) in  the  absence  of a  joint  operating  agreement  with respect thereto, the applicable rate recommended in the 1995 Ernst & Young, L.L.P. s Fixed Rate Overhead Survey in connection with the operation of the Interests from the Effective Time to the Closing Date (as defined in Section 9.01), as well as any expenditures approved by Buyer;

            (3)  An  amount equal to  all prepaid expenses attributable  to the interests that are paid by or on behalf of Seller prior to the Closing Date and that are, in accordance with generally accepted accounting principles, attributable to the period after the Effective Time including, without limitation, prepaid insurance, prepaid ad valorem, property, production, severance and similar taxes (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom;

            (4) An amount equal to seventy-five cents per mcf for a net underproduced gas imbalance; and

            (5)  Any other amount agreed upon by Seller and Buyer.

       (b)    The   Preliminary  Purchase  Price  shall  be  decreased  by  the following:

            (1) An amount equal to all proceeds of production received by Seller prior to the Closing Date that are attributable to the Interests and that are, in accordance with generally accepted accounting principles, attributable to the period of time from the Effective Time to the Closing Date;

            (2) An amount equal to all unpaid ad valorem, property, production, severance and similar taxes and assessments (but not including income or gross receipts taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom accruing with respect to the Interests prior to the Effective Time, which amount shall be computed based upon such taxes assessed against the applicable portion of the Interests for the current tax fiscal year, or if the assessments for the current tax fiscal year are unavailable, for the preceding such year;

            (3) An amount equal to the sum of all Defect Adjustments and Exclusion Adjustments (as those terms are defined in Section 7.03); and

            (4)  Any environmental adjustment pursuant to ARTICLE  V.(e);

            (5) An amount equal to seventy-five cents ($0.75) per mcf for a net overproduced gas imbalance; and

            (6)  Any other amount agreed upon by Seller and Buyer.

  2.04 Actual Figures. When available, actual figures will be used for adjustments at Closing. To the extent actual figures are not available, estimates will be used subject to final adjustments as provided in Section
  10.01 hereof.

                                   ARTICLE III
                          REPRESENTATIONS AND WARRANTIES

  3.01   Representations  and Warranties  of  Seller.   Seller  represents  and
  warrants to Buyer with respect to itself and, where applicable, with respect to the Interests, that:

       (a) Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently conducted. Seller is duly licensed or qualified to transact business and is in good standing in all jurisdictions where the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it require it to be so licensed or qualified if the failure to qualify might reasonably be expected to have a material adverse effect on the business or financial prospects of Seller. Seller is also duly licensed or qualified to do business and is in good standing in each jurisdiction where the Interests are located;

       (b) Seller has all requisite power and authority to execute and deliver this agreement, to consummate the transactions contemplated hereby, and to perform the terms and conditions hereof to be performed by it. This Agreement constitutes, and each of the documents required to be delivered by Seller hereunder, shall constitute Seller's legal, valid and binding obligation, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, or other laws relating to or affecting generally the enforcement of creditors' rights and general principles of equity, regardless of whether considered in proceeding in equity or at law;

       (c) This Agreement and its execution and delivery by Seller do not, and the fulfillment and compliance by Seller with the terms and conditions of this Agreement, and the consummation by Seller of the transactions contemplated hereby, will not (i) require any filing, consent, authorization, or approval under, any law or administrative regulation or any judicial, administrative, or arbitration order, aware, judgment, writ, injunction, or decrees applicable to or binding upon Seller (assuming the receipt of all routine governmental consents typically received after consummation of transactions of the nature contemplated by this Agreement); and (ii) conflict with, result in a breach of, constitute a default under (without regard to any requirements of notice or the lapse of time), accelerate, or permit the acceleration of the performance required by, any mortgage, indenture, loan or credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which such Seller is a party or by which it is bound or to which any of the Interests are subject;

       (d) As of the execution date hereof, there are no currently outstanding and effective authorities for expenditure or third party proposals for subsequent operations with respect to the Interests other than as set forth in Exhibit B;

       (e) As of the execution date hereof (i) no action, suit, or proceeding is pending or, has been threatened against Seller before any court, administrative agency, or arbitral tribunal, which involves or may involve the Interests, the production of oil and gas therefrom, or the use of and enjoyment thereof, or any operation or activity being conducted therein or thereon or which challenges Seller's rights to enter into this Agreement or materially adversely affects its ability to perform its obligations under this Agreement; (ii) Seller has not received written notice of nor been charged with any violation of, any provision of any law or regulation relating to the Interests, and to Seller's best knowledge, no third party has been charged with any violation of any provision of any law or regulation relating to the Interests;

       (f) As of the execution date hereof Seller has not received written notice that it is in default under (i) any applicable contract affecting the Interests; (ii) any order, judgment, or decree of any federal or state court or governmental authority relating to the Interests; or (iii) any other agreement, contract, lease, license, or other instrument;

       (g) Exhibit A contains a complete list of the Interests wherein Seller's interest is currently subject to reversionary interests or non-consent operations. In each case, such Exhibit reflects the interest of Seller before and after adjustment for such reversionary interests or non-consent operations for each Well effected. Exhibit A-1 reflects the remaining amount to be recouped, or account status as appropriate, as of the date reflected thereon with respect to each such well;

       (h) As of the Effective Time, to the best of Seller s knowledge, except as set forth in Exhibit A-1 hereto, there were no production imbalances or transportation and processing imbalances affecting the Interests;

       (i) All of the written and electronic data (including, without limitation, information relating to gathering, processing, transportation and sale of hydrocarbons from the Interests and other matters) at the time furnished or to be furnished by Seller to Buyer in conjunction with Buyer's evaluation of the Interests was contained in or derived from Seller's records kept in the ordinary course of business; and no representation or warranty is made with respect to the accuracy or correctness of any estimates, analysis, or projections or any assumptions or other matters stated therein;

       (j) No broker or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller for which Buyer has any liability or obligation (whether contingent or otherwise);

       (k)   Seller  is not  a  foreign  person, foreign  corporation,  foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder);

       (l) From the Effective Time to the execution date hereof there has not been: (i) any material adverse change in the condition of the Interests, other than changes caused by the sale, production, or disposition of production and changes resulting from reservoir conditions other than fire, blowout, or act of God (provided that any change or revision in existing laws, regulations, or governmental policies applicable to the Interests or the sale, production, or disposition of production therefrom and the imposition of any new laws, regulations or governmental policies with respect to the Interests or the sale, production, or disposition of production therefrom shall be deemed not to be an adverse change in the condition of the Interests), (ii) any sale, lease, or other disposition of the Interests, (iii) any condemnation or taking by eminent domain of any portion of any of the Interests, or (iv) any contract or commitment to do any of the foregoing;

       (m) Seller or the Operator of any Interest has obtained or applied for all governmental licenses, permits, certificates, approvals, consents, authorizations and orders required for it to own or lease the Interests and develop, construct, maintain, and operate them, and to market the production therefrom, and no proceeding is pending or threatened involving revocation of any such licenses, permits, certificates, consents, authorizations or orders, provided that this representation is limited to Seller's best knowledge;

       (n)  There are no taxes due or tax liens on any of the Interests;

       (o) To the best of Seller's knowledge, Seller is not a party to any joint venture, partnership, limited liability company, farmin, farmout, joint operating agreement, or other arrangement or contract with respect to any of the Interests that is reported as a partnership for federal or state income tax purposes;

       (p) As of the execution date hereof all of the wells and all of the equipment used in the drilling, completion and operation of any such wells, or in the production, treatment, storage, gathering and transportation of hydrocarbons from such wells, is in good operating condition, ordinary wear and tear excepted, provided that this representation is limited to Seller's best knowledge with respect to such matters which are the responsibility of the operator of any interest not operated by seller;

       (q) From the Effective Time to the execution date hereof, no personal injuries or deaths have occurred in connection with any of the Interests which should have been reported by Seller in accident or incident reports in accordance with applicable law or in accordance with Seller's usual operating procedures and policies;

       (r) To the best of Seller's knowledge, all royalties (including without limitation royalties with respect to take-or-pay payments or settlements), minimum royalties, rentals, shut-in gas payments and other payments due with respect to the Interests have been properly and timely paid in full, except for payments held in suspense for title or other reasons that are customary in the industry or which are being contested in an appropriate forum. There are no amounts claimed to be due to Seller in respect of the Interests that are being held in suspense because of a dispute as to title to the Interests or for any other reason, and Seller is entitled to be paid, and is being paid, with respect to production from the Interests, its net revenue interest without indemnity or guarantee other than those customarily found in division orders and other similar agreements and documents;

       (s) Except as detailed on Exhibit A-2, this Agreement and its execution and delivery by Seller does not, and the fulfillment and compliance by Seller with the terms and conditions of this Agreement and the consummation by Seller of the transactions contemplated hereby will not permit the exercise of or give rise to (with the giving of any required notice) any preferential purchase right, option or right of first refusal;

       (t)   To the best of Seller's knowledge,  all of the wells in which such Seller has an interest by virtue of its ownership of the Leases have been (i) drilled and completed within the boundaries of such Lease or within the limits otherwise permitted by contract, pooling or unit agreement, and/or by law and (ii) drilled and completed in compliance with all applicable laws, rules and regulations; and

       (u) Seller has reasonable surface access to each of the Interests for purposes of oil and gas exploration, development and production.

  3.02   Representations  and  Warranties  of  Buyer.    Buyer  represents  and
  warrants to Seller that:

       (a) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently conducted. Buyer is duly licensed or qualified to transact business and is in good standing in all jurisdictions where the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so licensed or qualified if the failure to qualify might reasonably be expected to have a material adverse effect on the business or financial prospects of Buyer. Buyer is also duly licensed or qualified to do business and is in good standing in each jurisdiction where the Interests are located;

       (b) Buyer has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to perform the terms and conditions hereof to be performed by it. This Agreement constitutes, and each of the documents required to be delivered by Buyer hereunder, shall constitute Buyer's legal, valid, and binding obligation, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, or other laws relating to or affecting generally the enforcement of creditors' rights and general principles of equity, regardless of whether considered in a proceeding in equity or at law;

       (c) This Agreement and its execution and delivery by Buyer does not, and the fulfillment of and compliance by Buyer with the terms and conditions of this Agreement, and the consummation by Buyer of the transactions contemplated hereby, will not (i) require any filing, consent, authorization, or approval under, any law or administrative regulation or any judicial, administrative, or arbitration order, award, judgment, writ, injunction or decree applicable to or binding upon Purchaser (assuming the receipt of all routine governmental consents typically received after consummation of transactions of the nature contemplated by this Agreement), (ii) conflict with, result in a breach of, constitute a default under (without regard to any requirements of notice or the lapse of time), accelerate, or permit the acceleration of the performance required by, any mortgage, indenture, loan or credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which Buyer is a party or by which it is bound;

       (d) No broker or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer for which Seller has any liability or obligation (whether contingent or otherwise);

       (e) Buyer is not a foreign person, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder); and

       (f) In making the acquisition of the Interests hereunder, Buyer is acting in the conduct of its own business in the ordinary course. The Interests are not being acquired for distribution or transfer in violation of the securities laws of the United States or of any state thereof.

                                    ARTICLE IV
                          COVENANTS OF BUYER AND SELLER

  4.01  Covenants of Seller.  Seller covenants and agrees with Buyer that:

       (a) After the execution of this Agreement, Seller will make available to Buyer for examination at Seller's offices in Dallas, Texas, title and other information relating to the Interests insofar as the same are in Seller's possession and, subject to the consent and cooperation of third parties, will cooperate with Buyer in Buyer's efforts to obtain, at Buyer's expense, such additional information relating to the Interests as Buyer may reasonably desire (to the extent that Seller may do so without violating legal constraints or any obligation of confidence or other contractual commitments of Seller to third parties), including without limitation:

       (1) Title opinions, title status reports and contracts or agreements pertaining to the Interests;

       (2) Copies of the leases, prior conveyances of Interests created thereby, unitization, pooling and operating agreements, division and transfer orders, mortgages, deeds of trust, security agreements, financing statements, and other encumbrances not discharged and affecting the title to or the value of the Interests;

       (3) Accounting and other records relating to the payment of rentals, royalties, joint interest billings and other payments due under the Leases or the Wells;

       (4) Records relating to the payment of ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Interests;

       (5)  Ownership maps and surveys relating to the Interests;

       (6)  Copies of purchase, sale, processing  and transportation agreements
            relating to  the production of gas  from the Interests.   Copies of
            all gas balancing agreements and gas balancing statements;

       (7) Copies of agreements, leases, permits, easements, licenses and orders relating to the Interests;

       (8)  Production records relating to the Interests;

       (9) Inventories of personal property and fixtures included in the Interests; and

       (10) Any and all other information contained in Seller's files that relates to the Interests other than matters subject to attorney-client or attorney work privilege or concerning Seller's economic evaluation.

  Seller shall permit Buyer to inspect and photocopy such information and records at any reasonable time during the term of this Agreement. Seller shall cooperate with Buyer in Buyer's efforts to obtain such additional title information as Buyer may reasonably deem prudent.

       (b) During the period from the date of this Agreement to the Date of Closing, without the prior written consent of Buyer, Seller will not
       (i) cause any of its portion of the Leases or other of the Interests to be developed, maintained, or operated in a manner substantially inconsistent with prior operations; (ii) abandon any material part of any of its portion of the Interests; (iii) commence any material operation of any of its portion of the Leases or the Interests anticipated to cost Seller in excess of Fifteen Thousand Dollars ($15,000.00) per operation (except emergency operations, operations required under presently existing contractual obligations, the on-going commitments under the AFE's described in Exhibit B hereto, and operations undertaken to avoid any penalty provisions of any applicable agreement or order), or (iv) convey or dispose of any material part of any of its portion of the Interests (other than oil, gas and other liquid products produced from the Interests in the regular course of business). Buyer acknowledges that Seller owns undivided interests in certain of the Interests and Buyer agrees that the acts or omissions of Seller's co-owners shall not constitute a violation of the provision of this Section 4.01(b) nor shall any action required by a vote of co-owners constitute such a violation so long as Seller has voted its interest with Buyer's prior consent;

       (c) Seller shall use all reasonable efforts to maintain its corporate status from the date hereof until Closing and to assure that as of the Closing Date it will not be under any corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions; and

       (d) Seller shall promptly notify Buyer of any suit, action, claim, threatened suit, action or claim, or other proceedings of the type referred to in Section 3.01(e) or (f) that arises prior to the Closing with respect to which Seller receives notice or otherwise obtains knowledge following the execution of this Agreement.

  4.02  Covenants of Buyer.  Buyer covenants and agrees with Seller that:

       (a) Buyer shall use all reasonable efforts to maintain its corporate status and to assure that as of the Closing Date it will not be under any corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions;

       (b) To the extent necessary to facilitate the consummation of the transactions contemplated herein, Buyer agrees to enter into specific agreements of assumption with respect to the obligations of Seller to specific third parties or governmental authorities to the extent such obligations are attributable to the Interests after the Effective Time. Buyer also shall be obligated to obtain consents from all necessary Federal authorities, including the Bureau of Indian Affairs, and State authorities to the assignment of the Leases;

       (c) For a period of ten (10) years after the Closing Date, Buyer shall provide Seller with reasonable access to the Records so long as Buyer is given reasonable notice prior to Seller's access; and

       (d) Buyer represents that it has performed, or will perform prior to Closing, sufficient review and due diligence with respect to the Interests which includes reviewing well data, title and other files and performing necessary evaluations, assessments, and other tasks involved in evaluating the Interests, to satisfy its requirements, completely, and enable it to make an informed decision to acquire the Interests under the terms of this Agreement.

                                    ARTICLE V
                            ASSUMPTION OF LIABILITIES
                                 AND INDEMNITIES

  As used in this ARTICLE V, and the paragraphs hereunder "CLAIMS" shall include claims, demands, causes of action, liabilities, damages, penalties and judgements of any kind or character and all costs and fees in connection therewith.

       (a) At the Closing, but effective as of the Effective Time, Buyer shall (i) assume, and be responsible for and comply with all duties and obligations of Seller, express or implied, with respect to the Interests, including, without limitation, those arising under or by virtue of the Seller's leases and contracts listed in Exhibit A, and the permits, the applicable statutes or rules, regulations or orders of any governmental authority (specifically including, without limitation, any governmental request or requirement to plug, replug and/or abandon any well of whatsoever type, status or classification, or to take any clean-up, remediation or other action with respect to the Interests), and (ii) except as otherwise provided herein, to defend, indemnify and hold harmless Seller from any and all claims in connection therewith;

       (b) Subject to the provisions of Paragraphs (c), (d) and (e) below Seller shall defend, indemnify and hold harmless Buyer from any and all claims, costs, expenses, liabilities or causes of action relating to or arising out of Seller's ownership or operation of Seller's Interests prior to the Effective Time and Buyer shall defend, indemnify and hold harmless Seller from any and all claims, costs, expenses, liabilities or causes of action relating to or arising out of Buyer's ownership and operation of the Interests after the Effective Time. Each indemnified party hereunder agrees that upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being referred to herein as a "THIRD PARTY CLAIM"), it will give prompt notice thereof in writing to the indemnifying party together with a statement of such information with respect to any of the foregoing as it shall then have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnified party shall afford the indemnifying party a reasonable opportunity to pay, settle, or contest any Third Party Claim at its expense;

       (c) Seller shall (i) be responsible for any and all claims, including but not limited to claims for payment of royalties, arising out of the production and sale of hydrocarbons by Seller from the Interests, and the proper accounting and payment of expenses for the Interests, insofar as such claims and payments relate to period of time prior to the Effective Time, and (ii) defend, indemnify and hold harmless Buyer from any and all of such claims and payments;

       (d) Buyer shall (i) be responsible for any and all claims, including but not limited to claims for payment of royalties, arising out of the production and sale of hydrocarbons by Buyer from the Interests, and the proper accounting and payment of expenses for the Interests, insofar as such claims and payments relate to period of time beginning at the Effective Time and thereafter, and (ii) defend, indemnify and hold harmless Seller from any and all of such claims and payments; and

       (e) After the execution of this Agreement, Buyer, at its option, and its sole cost, risk and expense, may obtain an environmental audit of the Interests at any time prior to September 20, 1996. Seller shall provide the environmental auditors all information available to it which they may reasonably request and shall grant said auditors physical access to the Interests. For those Interests which are not operated by Seller, Buyer shall obtain permission from the operator to conduct such inspections. If the audit reveals any environmental conditions which are not satisfactory to Buyer, Seller shall immediately be provided a copy of the audit information and either party shall have the option to terminate this Agreement as to the affected Interest(s) with a deduction from the Preliminary Purchase Price of the allocated value attributable to that Interest(s), without liability, unless Seller affirms in writing that it will remediate such conditions to the satisfaction of the Buyer prior to Closing. Buyer shall defend and indemnify Seller from any and all liability, claims, causes of action, injury to Buyer's employees, agents or contractors or to Buyer's property and/or injury to Seller's property, employees, agents or contracts which may arise out of Buyer's inspections, but only to the extent of Buyer's negligence. If such deductions exceed ten percent (10%) of the Preliminary Purchase Price and the parties are unable to mutually agree to proceed with closing, then either party shall have the right to terminate this Agreement without liability.

  After Closing, Buyer shall be deemed to have fully inspected and accepted the Interests "AS IS" in their then current physical and environmental condition.

                                    ARTICLE VI
                             DISCLAIMER OF WARRANTIES

  Buyer acknowledges that in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied only upon its own independent investigation of the Lands. Accordingly, Buyer acknowledges that Seller has not made and Seller hereby expressly disclaims and negates any representation or warranty express or implied at common law, by statute or otherwise relating to (i) condition of the Lands (including but not limited to any implied or express warranty of merchantability or fitness for a particular purpose or of conformity to models or samples of materials) and (ii) any information, data or other materials (written or oral) furnished to Buyer by or on behalf of Seller (including but not limited to information, data or other materials regarding the existence or extent of oil, gas or other mineral reserves, the recoverability of or the cost of recovering such reserves, the value of such reserves, any producing pricing assumption, present or past production rates, the environmental condition of the Lands, including but not limited to the presence of naturally occurring radioactive material ("NORM"), and the ability to sell oil or gas production after Closing); provided, however, that the foregoing disclaimer and negation of representations and warranties shall not affect or impair the representations and warranties of Seller made in Section 3.01.

                                   ARTICLE VII
                                  TITLE MATTERS

  7.01  Defensible Title.

       (a) As used herein, the term "DEFENSIBLE TITLE" shall mean, as to each of the Interests, such title which, subject to and except for the Permitted Encumbrances (as defined hereinafter): (i) entitles Seller to receive not less than the "NET REVENUE INTEREST" set forth in
       Exhibit A of all oil, gas and associated liquid and gaseous hydrocarbons produced, saved and marketed from the presently producing formations in the presently producing wells bottomed in the Lands; and
       (ii) obligates Seller to bear costs and expenses relating to the maintenance, development and operation of those portions of the presently producing wells bottomed in the Lands in an amount not greater than the "WORKING INTEREST" set forth in Exhibit A;

       (b)  The term "PERMITTED ENCUMBRANCES", as used herein, shall mean:

       (1) Lessor's royalties, overriding royalties, reversionary interests and similar burdens provided that the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest of any interest to less than the Net Revenue Interest therefor set forth in Exhibit A;

       (2) Preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which, prior to Closing; (i) waivers or consents are obtained from the appropriate parties, (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights, or (iii) with respect to consents, such consents which need not be obtained prior to an assignment, or the failure to obtain such consents will not have a material adverse effect on the value of the Interests to Buyer;

       (3) Liens for taxes or assessments not yet due or not yet delinquent, or if delinquent, that are being contested in good faith in the ordinary course of business;

       (4) All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of any of the Interests if the same are customarily obtained subsequent to such sale or conveyance;

       (5)  Rights of reassignment;

       (6) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoir or the like; conditions, covenants or other restrictions; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way on, over or in respect of any of the Interests;

       (7) Such Title Defects or other defects as Buyer has waived pursuant to the terms of this Agreement;

       (8)  Liens to be released at Closing;

       (9) The terms and conditions of all leases, agreements, orders, instruments, documents and other matters described in Exhibit A hereto; and

       (10) Rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Interests in any manner, and all applicable laws, rules and orders of governmental authority.

       (c) The term "TITLE DEFECT" as used herein shall mean any encumbrance, encroachment, irregularity, defect in or objection to Seller's title to each Interest (expressly excluding Permitted Encumbrances), that alone or in combination with other defects, renders Seller's title to that Interest less than Defensible Title or which would adversely interfere with the use, possession, ownership or value thereof, or any violation of applicable laws, rules, regulations or orders of any governmental agency having jurisdiction over the Interests which will likely result in an impairment or loss of title to all or a portion of the Interests or diminish the value thereof or likely will hinder or impede the operation of such interest, or any matter constituting a breach of Seller's representation and warranties as set forth in Section 3.01. Materialmen's mechanics', repairmen's, employees', contractors', operators' or other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of the Interests shall not constitute a Title Defect: (i) if they have not been filed pursuant to law, or (ii) if filed, they have not yet become due and payable or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith by appropriate action.

  7.02. Casualty Loss. If, prior to the Closing, all or any portion of the Interests be destroyed by fire or other casualty, is taken in condemnation or under the right of eminent domain or proceedings for such purpose are pending or threatened, Buyer may elect (i) to treat the Interests affected by such destruction, taking or pending or threatened taking as Defective Interests in accordance with Section 7.03; or (ii) to purchase such
  Interests notwithstanding any such destruction, taking or pending or threatened taking (without reduction of the Preliminary Purchase Price therefor), in which case, Seller shall, at the Closing, pay to Buyer all sums paid to Seor any lost or foregone income or production attributable to the time period subsequent to the Effective Time) and shall assign, transfer and set over unto Buyer all of the right, title and interest of Seller in and to any unpaid claims, awards or other payments from third parties arising out of the destruction, taking or pending or threatened taking as to such Interests (including sums which are in the nature of compensation for any lost or foregone income or production attributable to the time period subsequent to the Effective Time). Seller agrees that, prior to Closing, it shall not voluntarily compromise, settle or adjust any amounts payable by reason of any destruction, taking or pending or threatened taking as to such of its portion of the Interests to be assigned to Buyer without first obtaining the written consent of Buyer.

  7.03  Defect Adjustments.

       (a) "DEFECTIVE INTEREST" shall mean that portion of the Interests (as determined in accordance with Section 7.03(c)) affected by a Title Defect or that Buyer is otherwise entitled under Sections 7.02 or 7.04 to treat as a Defective Interest, and of which Seller has been given notice by Buyer prior to September 23, 1996, (the "DEFECT NOTICE DATE"), except as provided hereinafter in this Section 7.03(a). Any notice of any Defective Interest shall be in writing and shall include:
       (i) a description of the Defective Interest, (ii) the specific basis for the defect that Buyer believes causes such Interest to be a Defective Interest, and (iii) the amount by which Buyer has determined the value of the Defective Interest has been reduced and the computations and information upon which Buyer's determination is based.

       Buyer shall be deemed to have waived all Title Defects and any other defect to any Interest of which Seller has not been given such notice prior to the Defect Notice Date. If Seller (i) disagrees that a Defect Adjustment or Exclusion Adjustment is warranted; (ii) disagrees that the matter giving rise to such claims is uncured, or (iii) disagrees with the amount of the related Defect Adjustment claimed by Buyer in any notice given in accordance with this Section 7.03(a), then Seller, at its option, may remove the defective property from the sale, attempt to cure the defect at Seller's sole cost and expense, agree to a mutually acceptable purchase price reduction or terminate this Agreement without liability to Buyer except for return of the
       Performance Deposit, without interest, provided that Seller may not terminate this Agreement unless the aggregate value of Title Defects exceeds twenty percent (20%) of the Preliminary Purchase Price;

       (b) Defective Interests shall be excluded from the Interests to be purchased by Buyer hereunder and the Preliminary Purchase Price shall be reduced in accordance with Section 2.03 by an amount equal to the value thereof, as agreed to between Buyer and Seller (which reduction shall be called an "EXCLUSION ADJUSTMENT") unless (i) prior to the Closing, the basis for treating an Interest as a Defective Interest has been removed, (ii) Buyer agrees to waive the relevant Title Defect or other defect and purchase the Defective Interest, notwithstanding the defect, (iii) Seller agrees to indemnify, defend and hold Buyer harmless and Buyer agrees to accept such indemnification against all losses, costs, expenses and liabilities with respect to such Defective Interest arising from the defect or basis for such Interest being treated as a Defective Interest, or (iv) Buyer and Seller agree to an amount by which the value of the Defective Interest has been reduced and the Preliminary Purchase Price is reduced by such amount in accordance with Section 2.03 (which reduction shall be called a "DEFECT ADJUSTMENT"), in which event the Interest shall be included in the Interests to be purchased by Buyer hereunder and, except in the case of
       (iv), no adjustment shall be made to the Preliminary Purchase Price;  or
       (v) Buyer and Seller do not agree, on or before the Scheduled Closing Date, as to the value of the Defective Interest that is to be excluded from the Preliminary Purchase Price and none of Subsections (i) through
       (iv) of Section 7.03(b) are applicable, in which event Buyer may terminate this Agreement without further liability or obligation, by giving written notice of termination on or before the Scheduled Closing Date.

       (c) The amount by which the Preliminary Purchase Price is to be reduced in accordance with Section 7.03 as the result of any Interest being treated as a Defective Interest shall be determined as follows:

       (1) In the event that the cost of remedying any Title Defect exceeds the amount allocated to the affected Interest as set forth in Exhibit A, then such Interest shall be excluded from the transaction contemplated hereby and the Preliminary Purchase Price shall be reduced by the amount allocated to the Interest so excluded as set forth in Exhibit A (which adjustment shall be called an EXCLUSION ADJUSTMENT");

       (2) In the event that the net revenue interest of Seller in any Interest is less than that set forth in Exhibit A, that portion of the Preliminary Purchase price allocated on Exhibit A-1 to such particular Interest shall be reduced in the proportion that the net revenue interest actually owned by Seller bears to that set forth in Exhibit A;

       (3) In the event that the working interest costs payable with respect to a particular Interest is greater than the working interest set forth in Exhibit A, the Preliminary Purchase Price allocated on Exhibit A-1 to such particular Interest shall be reduced in the proportion that the working interest percentage attributable to such interest exceeds that set forth in Exhibit A;

       (4) In the event that (i) the record title interest of Seller to any Interest is burdened by any lien, encumbrance, mortgage, pledge, or security interest, or (ii) ad valorem, property or other similar taxes and assessments for any years prior to the Effective Time have not been paid, the Preliminary Purchase Price of such interest shall be reduced by the sum necessary to discharge and obtain a full record release of such burden or to pay such taxes; and

       (5) In the event there exist other Title Defects which would materially adversely affect or interfere with the use, possession, ownership or value of any Interest, Buyer, at its option, may either, (i) exclude the affected Interest from the transaction contemplated hereby and the Preliminary Purchase Price shall be reduced by the amount allocated to the affected Interest as set forth in Exhibit A, or (ii) accept such Interest.

       (d) In determining which portion of the Interests are Defective Interests, it is the intent of the parties to include all portions of the Interests affected by the defect or basis for such Interests being treated as Defective Interests; and

       (e) If the deductions in the Preliminary Purchase Price to be made pursuant to this ARTICLE VII exceed twenty percent (20%) of the Preliminary Purchase price, either party may terminate this agreement at any time prior to Closing.

       7.04  Identification of Additional Defective Interests.

       (a) If, prior to the Closing, there has been non-compliance with the laws, rules, regulations, ordinances or orders of any governmental agency or authority having jurisdiction over the affected Interests, resulting in risk of loss of the affected Interests or value thereof, then Buyer may elect to treat such of the affected Interests as are adversely affected by such noncompliance as Defective Interests by giving Seller notice thereof in accordance with Section 7.03(a);

       (b) If, prior to the Closing, any preferential right to purchase any of the Interests is exercised, Buyer may elect to treat that portion of the Interests affected by the exercise of such preferential right as Defective Interests by giving Seller notice thereof in accordance with
       Section 7.03(a);

       (c) If any necessary third party consent to assignment of any of the Interests is not obtained prior to the Closing, Buyer may elect to treat that portion of the Interests subject to such consent requirement as Defective Interests by giving Seller notice thereof in accordance with Section 7.03(a). For purposes hereof "NECESSARY THIRD-PARTY CONSENTS" shall not include:

       (1) consents customarily obtained subsequent to such assignment including without limitation any consent of the State or the Bureau of Indian Affairs or other Federal agencies or governmental offices;

       (2) consents contractually permitted to be obtained subsequent to such assignment; or

       (3) consents that, if not obtained, will not affect the transferability, without penalty, of, the operation of, or the receipt of income from, the Interests subject thereto, or result in termination of the interests subject thereto or a material decrease in the value thereof.

       (d) If, prior to the Closing, Buyer becomes aware of any suit, action or other proceeding before any court or governmental agency that would result in loss or impairment of Seller's title to any portion of the Interests or a portion of the value thereof, Buyer may elect to treat the portion of the Interests affected thereby as Defective Interests by giving Seller notice thereof in accordance with Section 7.03(a); and

       (e) If any inaccuracy in Exhibit A results in a loss of value of a portion of the Interests, Buyer may elect to treat that portion of the Interest subject to such reduction in value as Defective Interests by giving Seller notice thereof in accordance with Section 7.03(a).

                                   ARTICLE VIII
                              CONDITIONS TO CLOSING

  8.01   Seller's Conditions.   The obligations  of Seller  at the Closing  are
  subject, at the option of Seller, to the satisfaction, at or prior to the Closing, of the following conditions:

       (a) All representations and warranties of Buyer contained in this Agreement shall be true, correct and not misleading in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and satisfied all agreements and covenants in all material respects required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing;
       (b) No suit or other proceeding shall be pending before any court or governmental agency seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with, the purchase and sale contemplated by this Agreement, except (i) matters with respect to which Seller has been adequately indemnified by Buyer, or (ii) any suit or proceeding affecting only a portion of the Interests, which portion of the Interests could be treated as a Defective Interest in accordance with Section 7.04(d);

       (c) The aggregate sum of Defect Adjustments and Exclusion Adjustments shall not exceed thirty percent (30%) of the Preliminary Purchase Price; and

       (d) All necessary and material permissions, approvals and consents required which are obtainable prior to Closing shall be in full force and effect.

  8.02   Buyer's  Conditions.   The  obligations of  Buyer  at the  Closing are
  subject, at the option of Buyer, to the satisfaction, at or prior to the Closing, of the following conditions:

       (a) All representations and warranties of Seller contained in this Agreement shall be true, correct and not misleading in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and satisfied all agreements and covenants in all material respects required by this Agreement to be performed and satisfied by Seller at or prior to the Closing;

       (b) No suit or other proceeding shall be pending before any court or governmental agency seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with, the purchase and sale contemplated by this Agreement, except (i) matters with respect to which Buyer has been adequately indemnified by Seller, or (ii) any suit or proceeding affecting only a portion of the Interests, which portion of the Interests could be treated as a Defective Interest in accordance with Section 7.04(d);

       (c) The aggregate sum of Defect Adjustments and Exclusion Adjustments shall not exceed thirty percent (30%) of the Preliminary Purchase Price;

       (d) All necessary and material permissions, approvals and consents required which are obtainable prior to Closing shall be in full force and effect; and

       (e)  The provisions of ARTICLE V.(e) have been satisfied.

  8.03 Satisfaction or Waiver. If Seller and Buyer proceed with the Closing as specified in ARTICLE IX, all conditions of Closing shall be deemed to have been satisfied or waived and neither of the parties shall have any liability whatsoever to the other arising out of, resulting from, or attributable to any such condition of Closing, irrespective of whether such conditions of Closing were in fact satisfied or waived. Nothing contained in this Section 8.03 shall be a waiver or release of any breach of a representation or warranty contained in this Agreement.

                                    ARTICLE IX
                                     CLOSING

  9.01 Date of Closing. Unless the parties hereto mutually agree otherwise and subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (herein called the "CLOSING") shall be held on September 30, 1996, at 10:00 A.M. (the "SCHEDULED CLOSING DATE"). The date Closing actually occurs is herein called the "CLOSING DATE".

  9.02 Place of Closing. The Closing shall be held at Seller's office in Dallas, Texas, in accordance with the Closing Instructions to be mutually given in writing by Seller and Buyer.

  9.03 Closing Obligations. At the Closing the following events shall occur, each being a condition concurrent to the others and each being deemed to have occurred simultaneously with the others:

       (a) Seller shall execute, acknowledge and deliver to Buyer assignment, bill of sale and conveyance documents (in sufficient counterparts to facilitate recording), in form and substance as set forth in Exhibit C hereto, conveying its portion of the Interests (other than those portions of the Interests excluded under Sections 7.03(b) and 7.04) to Buyer.

       (b) Seller and Buyer shall execute and deliver a settlement statement (herein called the "PRELIMINARY SETTLEMENT STATEMENT") prepared by Seller and furnished to Buyer no less than seven (7) days prior to the Scheduled Closing Date) that shall set forth the Closing Amount (as hereinafter defined) and each adjustment and the calculation of such adjustments used to determine such amount. The term "CLOSING AMOUNT" shall mean the Preliminary Purchase Price adjusted as provided in
       Section 2.03, using for such adjustments the best information then available. Seller and Buyer further agree that Seller shall be entitled to receive all proceeds attributable to ownership of the Interests prior to the Effective Time and Buyer shall be entitled to receive all proceeds attributable to the Interests after the Effective Time.

       (c) Buyer shall deliver the Closing Amount in the form of immediately available U.S. funds, by wire transfer in accordance with instructions to be provided by Seller.

       (d) Seller shall deliver to Buyer exclusive possession of its portion of the Interests (other than Interests excluded under Section 7.03(b) or Section 7.04)

       (e) Seller and Buyer shall execute, acknowledge and deliver transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production after the Effective Time from the Interests assigned to Buyer under Section 9.03(a), but not theretofore paid to Seller.

                                    ARTICLE X
                            OBLIGATIONS AFTER CLOSING

  10.01 Post-Closing Adjustments. Within one hundred thirty (130) days after the Closing, Seller shall prepare and deliver to Buyer, in accordance with this Agreement and generally accepted accounting principles, a statement (herein called the "POST CLOSING SETTLEMENT STATEMENT") setting forth each adjustment or payment that was not included or correctly included in the Preliminary Settlement Statement and showing the calculation of such adjustments. Within thirty (30) days after receipt of the Post Closing Settlement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to be made to the Post Closing Settlement Statement. The parties shall undertake to agree with respect to the amounts due pursuant to such Post Closing adjustment no later than one hundred sixty
  (160) days after the Closing Date. The date upon which such agreement is reached or upon which the Final Purchase Price is established, shall be herein called the "SETTLEMENT DATE". In the event that (i) the Final
  Purchase Price is more than the Closing Amount, Buyer shall pay to Seller, in certified U.S. Funds, the amount of such difference (ii) the Final Purchase Price is less than the Closing Amount, Seller shall pay to Buyer, in certified U.S. funds, the amount of such difference. Payment by Buyer or Seller shall be made within ten (10) days of the Final Settlement Date. After the Settlement Date, additional proceeds received by or expenses paid by either Buyer or Seller on behalf of the other shall be settled by invoicing the other party for expenses paid or remitting to the other party any proceeds received. The gas imbalances of the Interests shall be considered final and neither party thereafter shall make claim upon the other concerning same.

  10.02 Files and Records. Seller shall have the right to make and retain copies of the Records prior to delivery thereof to Buyer. Within thirty
  (30) days after the Closing Date, Seller shall deliver to Buyer all original files and Recorrests, all ad valorem, property, production, excise, severance, windfall profit and other taxes, except income taxes, based upon or measured by the ownership of the property, the production of hydrocarbons or the receipt of proceeds therefrom which apply to or arise from and after the Effective Time together with all documentary, filing and recording fees required in connection with the filing and recording of any assignments or other documents recorded in connection with the sale of the Interests.

  10.04 Further Assurances. After Closing, Seller and Buyer shall each execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, and shall each take such other action, as may be necessary or advisable to carry out their respective obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto.

  10.05 Survival. The warranties or representations herein made by Seller are conditions to the obligations of Buyer hereunder and no warranty or representation herein made by Seller (other than those contained in 3.01(a), (b), (c), (d), (e), (f), (i), (j), (k), (o) and (q) shall survive the Closing. The agreements set forth in ARTICLE X and the matters set forth in ARTICLES V and VI and Section 12.12 shall survive the Closing for a period of one (1) year from the Closing Date.

                                    ARTICLE XI
                             TERMINATION OF AGREEMENT

  11.01 Termination. This Agreement and the transactions contemplated hereby may be terminated in the following instances:

       (a) By Seller if the conditions set forth in Section 8.01(a) through 8.01(d) are not satisfied in all material respects or waived as of the Scheduled Closing Date;

       (b) By Buyer if the conditions set forth in Section 8.02(a) through 8.02(e) are not satisfied in all material respects or waived as of the Scheduled Closing Date;

       (c)  By Buyer pursuant to Section 7.03(b);

       (d)  Pursuant to Article V.(e); or

       (e) At any time by the mutual written agreement of Buyer and Seller.

  11.02 Liabilities Upon Termination. If this Agreement is breached by either party, nothing contained herein shall be construed to limit Seller's or Buyer's legal or equitable remedies, including, without limitation, damages for the breach or failure of any representation, warranty, covenant or agreement contained herein (whether or not the non-defaulting party has terminated the Agreement) or the right to enforce specific performance of this Agreement; provided, however, that a party terminating this Agreement shall have no right to specific performance thereof, and provided, further, that neither party shall have a right to specific performance thereof if this Agreement is terminated pursuant to Section 11.01 hereof.

                                   ARTICLE XII
                                  MISCELLANEOUS

  12.01  Exhibits and Schedules.   Exhibits A through C are attached hereto and
  incorporated herein by this reference.

  12.02 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

  12.03 Notices. All notices and communications required or permitted under this Agreement shall be in writing, delivered to or sent by U. S. Mail or Express Delivery, postage prepaid, or by facsimile transmission, addressed as follows:

       Maynard Oil Company
       Attention Cassondra Foster
       8080 North Central Expressway, Suite 660
       Dallas, TX  75206
       Phone:  (214) 891-8461
       Fax:    (214) 891-8827

       Enron Oil & Gas Company
       Attention Lee McVay, Vice President and General Manager
       20 North Broadway, Suite 800
       Oklahoma City, OK  73102
       Phone:  (405) 239-7880
       Fax:    (405) 239-7858

  Any party may, by written notice so delivered to the others, change the address or individual to which delivery shall thereafter be made.

  12.04 Amendments. Except as otherwise expressly provided herein, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

  12.05 Assignment. Neither Seller nor Buyer shall assign all or any portion of its rights or delegate all or any portion of its duties hereunder without the prior written consent of the other to such assignment; provided, however, that Buyer or Seller or both may assign all or part of this Agreement to a qualified intermediary to facilitate a deferred like-kind exchange for federal tax purposes. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon Seller, Buyer and their respective successors and assigns.

  12.06 Announcements. Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued at or prior to the Closing concerning this Agreement or the transactions contemplated hereby and, except as may be required by applicable laws or the applicable rules, and regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party.

  12.07   Headings.    The  headings  of the  articles  and  sections  of  this
  Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

  12.08 Counterparts. This Agreement, and any document or instrument entered into, given or made pursuant to this Agreement or authorized hereby, and any amendment or supplement thereto, may be executed in any number of counterparts, and, when so executed, each of which shall be deemed an original instrument, and shall have the same force and effect as though all signatures appeared on a single document, and all of which together shall constitute but one and the same instrument. Any signature page of this Agreement or of such an amendment, supplement, document or instrument may be detached from any counterpart thereof and attached to another counterpart without impairing the legal effect of any signatures identical in form thereto but having attached to it one or more additional signature pages.

  12.09 References. References made in this Agreement, including the use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations. As used in this Agreement, "person" shall mean any natural person, corpll be governed by, and construed in accordance with, the laws of the State of Texas, without regard to its choice of law principles provided, however, that issues in connection with title to the Interests shall be governed by the applicable laws of the State of Oklahoma.

  12.11 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

  12.12 Securities Laws. Buyer has advised Seller that the interests are not being acquired for distribution or transfer in violation of the securities laws of the United States or of any state thereof. Buyer hereby agrees to protect, indemnify and hold harmless Seller from and against any and all claims, costs (including, without limitation,and liabilities which arise under applicable state or federal securities laws as a result of acts or omissions of Buyer or its affiliates which are contrary to such laws and which are in connection with the transactions contemplated hereby or the sale or other disposition of the Interests by Buyer or its affiliates.

  Seller hereby agrees to protect, indemnify and hold harmless Buyer from and against any and all claims, costs (including, without limitation, court costs and reasonable attorney's fees), expenses, damages and liabilities which arise under applicable state or federal securities laws as a result of acts or omissions of Seller or its affiliates which are contrary to such laws and which are in connection with the transactions contemplated hereby.


       Executed as of the date first above written.

                                SELLER

                                MAYNARD OIL COMPANY


                                By:  /s/ Glenn R. Moore
                                     ----------------------------
                                     Glenn R. Moore
                                     President


                                BUYER

                                ENRON OIL & GAS COMPANY


                                By:  /s/ Leland J. McVay
                                     --------------------------------
                                     Leland J. McVay
                                     Vice President


                                   EXHIBIT  "A"

       Attached to and made a part of Purchase and Sale Agreement dated September 12, 1996, by and between Maynard Oil Company, as Seller, and Enron Oil & Gas Company, as Buyer

                             BLAINE COUNTY, OKLAHOMA

                                PN 490005 (UT-459)
                                NIPPERT NO. 1-12
                            EXPENSE INTEREST 0.4375000
                            REVENUE INTEREST 0.3750000

        Oil and Gas Lease dated July 29, 1963, by and between George E. Nippert, et ux, as Lessor, and Tom R. Gray, Jr., as Lessee, recorded in Volume 92, page 428 of the Records of Blaine County, Oklahoma, covering the SE/4 of Section 12, Township 18 North, Range 13 West, Blaine County, Oklahoma. (LF-05044-00)

       Oil and Gas Lease dated May 1, 1957, by and between Ne sta ne (1882), successor of Bob Tail Bear, Cheyenne-Arapaho No. 2184, approved by the Bureau of Indian Affairs under serial number 14-20-205-854, as Lessor, and Sun Oil Company, as Lessee, recorded in Book 41, page 205 of the Records of Blaine County, Oklahoma, covering the NW/4 of Section 12, Township 18 North, Range 13 West, Blaine County, Oklahoma, LIMITED to rights from the surface to a depth of 8,660 feet below the surface and LIMITED to the borehole of the Nippert No. 1-12 wellbore. (LF-05604-00)

       Oil and Gas Lease dated May 1, 1957, by and between Bobtail Bear (Andrew Mouse Trail) (1880), and Ruth May Mouse Trail (1906), successors of Standing Calf, Cheyenne-Arapaho No. 2185, approved by the Bureau of Indian Affairs under serial number 14-20-205-853, as Lessor, and Sun Oil Company, as Lessee, recorded in Book 41, page 367 of the Records of Blaine County, Oklahoma, covering the NE/4 of Section 12, Township 18 North, Range 13 West, Blaine County, Oklahoma, LIMITED to rights from the surface to a depth of 8,660 feet below the surface and LIMITED to the borehole of the Nippert No. 1-12 wellbore.(LF-05605-00)

       Oil and Gas Lease dated November 21, 1966, by and between M. W. Bahan, et al, as Lessor, and Sun Oil Company, as Lessee, recorded in Book 125, page 11 of the Records of Blaine County, Oklahoma, covering the SW/4 of Section 12, Township 18 North, Range 13 West, Blaine County, Oklahoma, LIMITED to rights from the surface to a depth of 8,660 feet below the surface and LIMITED to the borehole of the Nippert No. 1-12 wellbore. (LF-05606-00)
  The hereinabove referenced leases are subject to Communitization Agreement dated June 12, 1967, by and between Sun Oil Company and Superior Oil Company; Operating Agreement dated March 22, 1967, as amended by and between Sun Oil Company and Superior Oil Company; Oklahoma Commission Order No. 63129 creating a 640 acre drilling and spacing unit for the Morrow Sand Formation in Section 12, Township 18 North, Range 13 West, as amended. Lease numbered LF-05044-00 is subject to Assignment and Bill of Sale effective August 1, 1988, by and between Mobil Oil Corporation and Mobil Exploration and Producing North America Inc. and Maynard Oil Company recorded in Volume 557, page 696 of the Records of Blaine County, Oklahoma and Limited Partial Assignment and Bill of Sale by and between Maynard Oil Company and Coastal Oils, Inc. dated March 21, 1989, effective February 1, 1989, recorded in Volume 571, page 126 of the Records of Blaine County, Oklahoma, conveying a wellbore interest only in the Bahan No. 1 Well located in the SW/4 of Section 12, Township 18 North, Range 13 West, Blaine County, Oklahoma. Leases numbered LF-05604-00, LF-05605-00 and LF-05606-00 are subject to  Farmout  Letter Agreement  by  and  between Sun  Exploration  and
  Production  Company  and  H&L  Operating  Company  dated  October  18,  1982;
  Assignment of Operating Rights in Oil, Gas and Mineral Leases and Stipulation dated December 17, 1985, effective November 1, 1985, by and between Sun Exploration and Production Company and H&L Operating Company, recorded in Volume 503, page 411 of the Records of Blaine County, Oklahoma, and Assignment and Bill of Sale dated November 5, 1992, by and between Sun Operating Limited Partnership and Maynard Oil Company recorded in Volume 647, page 261 of the Records of Blaine County, Oklahoma.

                              CADDO COUNTY, OKLAHOMA

                                PN 442001 (UT-476)
                                  SCOTT B NO. 1
                            EXPENSE INTEREST 0.0585937
                            REVENUE INTEREST 0.0476074

        Oil and Gas Lease dated October 18, 1982, by and between Mobil Oil Corporation, as Lessor, and Avanti Energy Corporation, as Lessee, recorded in Volume 972, page 512 of the Records of Caddo County, Oklahoma, covering the SE/4 of Section 15, Township 9 North, Range 11 West, Caddo County, Oklahoma, LIMITED to rights from surface of the ground to a depth of 16,250 feet. (LF-05078-AA)

  The hereinabove referenced lease is subject to Operating Agreement dated April 2, 1982, Cotton Petroleum Corp. (now APC Operating Partnership L. P.), as Operator and Towner Petroleum et al, as Non-Operator; Communitization Agreement dated August 1, 1982 approved by the Department of the Interior on January 28, 1983 creating a 640 acre drilling and spacing unit for Section 15, Township 11 North, Range 10 West.

                            CANADIAN COUNTY, OKLAHOMA

                                    PN 490008
                            STOVER UNIT NO. 1(UT-462)
                            EXPENSE INTEREST 0.1241856
                            REVENUE INTEREST 0.1086624

        Oil and Gas Lease dated February 12, 1960, by and between John Stringer, et al, as Lessor, and Vader W. Coontz, as Lessee, as recorded in Volume 327, page 358 of the Records of Canadian County, Oklahoma, covering Lot 2 and the SW/4 NE/4 (also described as the W/2 NE/4) of Section 3, Township 14 North, Range 10 West, Canadian County, Oklahoma. (LF-05047-00)

  The hereinabove referenced lease is subject to Gas Purchase Agreement dated September 1, 1988, as amended, by and between Transok Pipe Line Company, as Seller, and Mobil Oil Corporation, as Seller, Oklahoma Corporation Commission dated January 25, 1966, Order No. 61449 creating a 640 acre drilling and spacing unit in Section 26, Township 11 North, Range 10 West; Communitization Agreement dated October 3, 1966, executed by Pan American Petroleum Corp. et al and Oklahoma Corporation Commission Order No. 61449, as amended, creating a 640 acre drilling and spacing unit cover all of
  Section 26, Township 11 North, Range 10 West; Operating Agreement dated February 10, 1966, as amended, by and between Pan American Petroleum Corporation, as Operator and Union Oil Company of California et al, as Non-Operator; Assignment and Bill of Sale effective August 1, 1988, by and between Mobil Oil Corporation and Mobil Exploration and Producing North America Inc., as Grantor, and Maynard Oil Company, as Grantee, recorded in Volume 1541, page 290 of the Records of Canadian County, Oklahoma.

                                PN 490009 (UT-463)
                                WILLARD "A-1" UNIT
                            EXPENSE INTEREST 0.0880609
                            REVENUE INTEREST 0.0770533

                               PN 490010 (UT-463)
                                WILLARD "A-2" UNIT
                     BEFORE PAYOUT EXPENSE INTEREST 0.0000000
                     BEFORE PAYOUT REVENUE INTEREST 0.0000000
                     AFTER PAYOUT EXPENSE INTEREST 0.0880609
                     AFTER PAYOUT REVENUE INTEREST 0.0770533

        Oil and Gas Lease dated August 14, 1970, by and between Marvin E. Majors, et ux, as Lessor, and James W. Pitts, as Lessee, as recorded in Volume 468, page 454 of the Records of Canadian County, Oklahoma, covering Lots 3 and 4 of Section 31, Township 11 North, Range 9 West, Canadian County, Oklahoma. (LF-05048-AA)

        Oil and Gas Lease dated August 18, 1970, by and between Chickasha Royalty Trust, as Lessor, and James W. Pitts, as Lessee, as recorded in Volume 468, page 458 of the Records of Canadian County, Oklahoma, covering Lots 3 and 4 of Section 31, Township 11 North, Range 9 West, Canadian County, Oklahoma, as amended. (LF-05048-AB)

  The hereinabove referenced leases are subject to Gas Purchase Contract dated September 1, 1988, as amended, by and between Enogex Services Corporation, as Buyer, and Maynard Oil Company, as Seller; Operating Agreement dated March 29, 1975, as amended, by and between Amoco Production Company, as Operator and Mobil Oil Corporation, et al, as Non-Operator; Assignment and Bill of Sale effective August 1, 1988, by and between Mobil Oil Corporation and Mobil Exploration and Producing North America Inc., as Grantor, and Maynard Oil Company, as Grantee, recorded in Volume 1541, page 290 of the Records of Canadian County, Oklahoma.

                                PN 490012 (UT-464)
                              JOHN WILLIAMS NO. 1-26
                            EXPENSE INTEREST 0.3125000
                            REVENUE INTEREST 0.2604167

       Oil and Gas Lease dated March 18, 1970, by and between Frederick E. Parton, (1925) successor to Ben Parton, Caddo Allotte No. 801, approved by the Bureau of Indian Affairs under serial number 14-20-206-26169, as Lessor, and Mobil Oil Corporation, as Lessee, recorded in Volume 464, page 677 of the Records of Canadian County, Oklahoma, covering the NE/4 of Section 26, Township 11 North, Range 10 West, Canadian County, Oklahoma, LIMITED to rights from the surface of the ground to a depth of 12,894 feet. (LF-05049-AA-00)

       Oil and Gas Lease dated March 18, 1970, by and between Successors to Alice Johnson, Caddo Allottee No. 800, approved by the Bureau of Indian Affairs under serial number 14-20-206-26170, as Lessor, and Mobil Oil Corporation, as Lessee, recorded in Volume 464, page 681, of the Records of Canadian County, Oklahoma, covering the NW/4 Section 26, Township 11 North, Range 10 West, Canadian County, Oklahoma, LIMITED to rights from the surface of the ground to a depth of 12,894 feet below the surface. (LF-05050-00)

       Oil and Gas Lease dated March 18, 1970, by and between Successor to Annie Johnson, Caddo Allottee No. 778, approved by the Bureau of Indian Affairs under serial number 14-20-206-26171, as Lessor, and Mobil Oil Corporation, as lessee, recorded in Volume 464, page 689, of the Records of Canadian County, Oklahoma, covering the SE/4 Section 26, Township 11 North, Range 10 West, Canadian County, Oklahoma, LIMITED to rights from the surface of the ground to a depth of 12,894 feet below the surface. (LF-05051-00)

  The hereinabove referenced leases are subject to Gas Purchase Agreement dated January 1, 1977, as amended, by and between Transok Pipe Line Company, as Buyer, and Mobil Oil Corporation, as Seller; Operating Agreement dated June 5, 1974, as amended, by and between Samedan Oil Corporation, as Operator, and Woods Petroleum Corp. et al, as Non-Operator; Communitization Agreement dated July 10, 1974, creating a 640 acre unit covering all of
  Section 26, Township 11 North, Range 10 West; Assignment and Bill of Sale effective August 1, 1988, by and between Mobil Oil Corporation and Mobil Exploration and Producing North America Inc., as Grantor, and Maynard Oil Company, as Grantee, recorded in Volume 1541, page 290 of the Records of Canadian County, Oklahoma.

                                PN 440504 (UT-405)
                            HAYES UNIT NO. 1-27 & 2-27
                            EXPENSE INTEREST 0.0000000
                           REVENUE INTEREST 0.0154321 (ORI)
                                            0.0154321 (ROYALTY)

        An undivided one-half (1/2) interest in the oil, gas and other minerals in and under and that may be produced from the SW/4 Section 27, Township 24 North, Range 25 West, Ellis County, Oklahoma, LIMITED to rights from the surface to the base of the Morrow formation, as conveyed in that certain Mineral Deed dated March 13, 1957, by and between James B. Franklin, as Grantor, and Shell Canadian Exploration Company, as Grantee, recorded in Volume 92, page 366 of the Records of Ellis County, Oklahoma and subsequently conveyed to Maynard Oil Company from Shell Western E&P Inc. by instrument entitled "Assignment, Conveyance and Bill of Sale" effective December 1, 1985, recorded in Volume 459, page 381 of the Records of Ellis County, Oklahoma. (LF-04894-AA)

  The hereinabove referenced mineral deed is subject to Oil and Gas Lease dated December 21, 1973, from Shell Oil Company to Amoco Production; Purchase and Sale Agreement dated December 19, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company; Assignment, Conveyance and Bill of Sale effective December 1, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company recorded in Volume 459, page 381 of the Records of Ellis County, Oklahoma.

                                PN 440601 (UT-435)
                           HEBNER (AKA HERBER) NO. 1-14
                            EXPENSE INTEREST 0.1174122
                            REVENUE INTEREST 0.1027357

        Oil and Gas Lease dated November 25, 1955, by and between D. L. Katterjohn, as Lessor, and E. J. Farris, as Lessee, recorded in Volume 78, pages 27-28 of the Records of Ellis County, Oklahoma, covering Lots 1 and 2 and S/2 NE/4 of Section 2, Township 22 North, Range 26 West, together with any rights, titles and interests acquired by Shell Western E&P Inc. in and to the Pan Am Shattuck Operating Unit by virtue of that certain unrecorded Operating Agreement dated November 5, 1958 by and between Pan American Petroleum Company, as Operator, and Shell Oil Company, et al, as Non-Operators, INSOFAR AND ONLY INSOFAR as said Operating Agreement pertains to the spacing units established by the Oklahoma Corporation Commission and the Hebner 1-14 well located in Section 14, Township 22 North, Range 26 West, Ellis County, Oklahoma. (LF-04929-00)

  The hereinabove referenced lease is subject to Gas Purchase Contract dated October 1, 1989, as amended, by and between Production Gathering Company, as Buyer, and Maynard Oil Company, as Seller; Operating Agreement dated November 5, 1958, as amended, by and between Pan American Petroleum Corporation, as Operator, and Shell Oil Company, et al, as Non-Operators, May 1, 1959; Purchase and Sale Agreement dated December 19, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company; Assignment, Conveyance and Bill of Sale effective December 1, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company recorded in Volume 459, page 381 of the Records of Ellis County, Oklahoma.

                                PN 440505 (UT-443)
                                  INGLE NO. 1-17
                            EXPENSE INTEREST 0.2500000
                            REVENUE INTEREST 0.2187500

                                   PN 440505-N
                                  INGLE NO. 2-17
                     BEFORE PAYOUT EXPENSE INTEREST 0.0000000
                     BEFORE PAYOUT REVENUE INTEREST 0.0000000
                     AFTER PAYOUT EXPENSE INTEREST 0.2500000
                     AFTER PAYOUT REVENUE INTEREST 0.2187500

        Oil and Gas Lease dated December 4, 1956, by and between Mary L. Babcock, et al, as Lessor, and James B. Franklin, as Lessee, recorded in Volume 87, Page 393 of the Records of Ellis County, Oklahoma, covering the SW/4 of Section 17, Township 23 North, Range 25 West, Ellis County, Oklahoma, LIMITED to rights from the surface to the base of the Morrow formation. (LF-04902-00)

  The hereinabove referenced lease is subject to Operating Agreement dated May 29, 1962, by and between Phillips Petroleum Company, as Operator, and Shell Oil Company, et al, as Non-Operators; Gas Agreement amending various Gas Purchase Contracts, dated February 5, 1990, by and between Northern Natural Gas Company, a division of Enron Corp., successor in interest to Northern Natural Gas Company, as Buyer, and Maynard Oil Company, as Seller; Purchase and Sale Agreement dated December 19, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company; Assignment, Conveyance and Bill of Sale effective December 1, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company recorded in Volume 459, page 381 of the Records of Ellis County, Oklahoma.

                                PN 440507 (UT-411)
                              IRVIN C NO. 1-6 AND C2
                            EXPENSE INTEREST 0.0642323
                            REVENUE INTEREST 0.0562033

        Oil and Gas Lease dated August 12, 1959, by and between Mearl R. Snyder and Edith J. Snyder, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 112, page 390 of the Records of Ellis County, Oklahoma, INSOFAR AND ONLY INSOFAR as said lease covers the SE/4 SW/4 of Section 6, Township 23 North, Range 24 West, Ellis County, Oklahoma, LIMITED to rights from the surface to the base of the Morrow formation. (LF-04910-00)

  The hereinabove referenced lease is subject to Letter Agreement dated December 21, 1989, and Agreement Amending Various Gas Purchase Contracts dated February 5, 1990, as amended, by and between Northern Natural Gas Company, a Division of Enron Corporation, successor in interest to Northern Natural Gas Company, as Buyer, and Maynard Oil Company, as Seller; Operating Agreement dated February 16, 1961, by and between Amoco Production Company, as Operator, and Gulf Oil Corporation, et al, as Non-Operators; Purchase and Sale Agreement dated December 19, 1985, by and between Shell Western E&P
  Inc. and Maynard Oil Company; Assignment, Conveyance and Bill of Sale effective December 1, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company recorded in Volume 459, page 381 of the Records of Ellis County, Oklahoma.

                                PN 440702 (UT-430)
                                 LYTLE NO. C 1-21
                            EXPENSE INTEREST 0.2500000
                            REVENUE INTEREST 0.2187500

                                    PN 440706
                                 LYTLE NO. C 2-21
                     BEFORE PAYOUT EXPENSE INTEREST 0.0000000
                     BEFORE PAYOUT REVENUE INTEREST 0.0312500
                     AFTER PAYOUT EXPENSE INTEREST 0.0875000
                     AFTER PAYOUT REVENUE INTEREST 0.0765625

        Oil and Gas Lease dated July 7, 1956, by and between Loyd I. Haymaker and Evangeline M. Hamaker, as Lessors, and George McDaniel, as Lessee, recorded in Volume 82, page 273 of the Records of Ellis County, Oklahoma, covering NW/4 of Section 21, Township 21 North, Range 23 West, Ellis County, Oklahoma, LESS AND EXCEPT the interest assigned to Amoco Production Company by instrument titled Limited and Partial Assignment of Oil and Gas Lease dated October 17, 1995, effective September 6, 1994, from Maynard Oil
  Company, and recorded in Volume _____, page _____ of the Records of Ellis County, Oklahoma, in and to the borehole of the Lytle Well No. 2-21 located 1,320 feet from the south line and 1,320 feet from the west line of the NW/4 of Section 21, Township 21 North, Range 23 West, Ellis County, Oklahoma. (LF-04833-00)

  The hereinabove referenced lease is subject to Operating Agreement dated April 1, 1965, by and between Pan American Petroleum Corporation, as Operator, and Shell Oil Company, et al, as Non-Operators; Purchase and Sale Agreement dated December 19, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company; Assignment, Conveyance and Bill of Sale effective
  December 1, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company recorded in Volume 459, page 381 of the Records of Ellis County, Oklahoma.

                                    PN 440511
                             MOYER NO. 1-19 (UT-441)
                            EXPENSE INTEREST 0.2571800
                            REVENUE INTEREST 0.2099609

        Oil and Gas Lease dated January 16, 1948, by and between Ruth Moyer, et al, as Lessor, and W. G. Mouser, as Lessee, recorded in Volume 36, page 495 of the Records of Ellis County, Oklahoma, covering the SE/4 of Section 19, Township 24 North, Range 25 West, Ellis County, Oklahoma, LIMITED to rights from the surface to the base of the Morrow formation. (LF-04904-00)

  The hereinabove referenced lease is subject to Agreement dated February 12, 1969, between Shell Oil Company and Cities Service Oil and Gas Company; Operating Agreement dated December 23, 1957, by and between Pan American Petroleum Corporation (now Amoco Production Company), as Operator, and Gulf Oil Corporation, et al, as Non-Operators; Gas Purchase Agreement dated October 1, 1989, as amended, by and between Production Gathering Company, as Buyer, and Maynard Oil Company, as Seller; Purchase and Sale Agreement dated December 19, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company; Assignment, Conveyance and Bill of Sale effective December 1, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company recorded in Volume 459, page 381 of the Records of Ellis County, Oklahoma.

                            STEPHENS COUNTY, OKLAHOMA

                                PN 438903 (UT-373)
                                CALDWELL NO. 22-A
                            EXPENSE INTEREST 0.1210937
                            REVENUE INTEREST 0.1059570

        Oil and Gas Lease dated October 16, 1969, by and between David Harris, et al, as Lessor, and L. R. Snyder, as Lessee, recorded in Volume 1042, page 390 of the Records of Stephens County, Oklahoma, covering the E/2 NW/4, SW/4 NW/4, E/2 NW/4 NW/4, SW/4 NW/4 NW/4 and the NW/4 NW/4 SW/4 of Section 22, Township 1 North, Range 7 West, LESS AND EXCEPT rights limited to the borehole of the Bumpass 1-22 Well located 1,320 feet from the south line and 1,320 feet from the east line of said Section and further limited to rights from the surface to 12,590 feet from the surface, Stephens County, Oklahoma. (LF-04708-00)

        Oil and Gas Lease dated May 2, 1969, by and between Frances Louise Jackson and Miles Jackson, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 1024, page 428 of the Records of Stephens County, Oklahoma. (LF-04709-AA)

        Oil and Gas Lease dated May 21, 1969, by and between L. W. Corbett, Executor of the Joseph E. Hanson Estate, deceased, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 1024, page 426 of the Records of Stephens County, Oklahoma. (LF-04709-AB)

       The hereinabove referenced leases cover the E/2 SW/4, SW/4 SW/4, S/2 NW/4 SW/4 and the NE/4 NW/4 SW/4 of Section 22, Township 1 North, Range 7 West, LESS AND EXCEPT rights limited to the borehole of the Bumpass 1-22 Well located 1,320 feet from the south line and 1,320 feet from the east line of said Section and further limited to rights from the surface to 12,590 feet from the surface, Stephens County, Oklahoma.

  The hereinabove referenced leases are subject to Farmout Agreement and Assignment dated June 5, 1973, from Shell Oil Company to James R. Hazelwood; Assignment dated July 1, 1974, from Shell Oil Company to James R. Hazelwood, recorded in Volume 1171, page 141; Gas Purchase Contract dated May 1, 1974, as amended, by and between Arkansas Louisiana Gas Company, as Buyer, and Tesoro Petroleum Corporation, et al, as Seller; Gas Purchase Contract dated February 8, 1978, as amended, by and between Oklahoma Natural Gas Company, as Buyer, and Shell Oil Company, et al, as Seller; Assignment from L. R. Snyder to Shell Oil Company, recorded in Volume 1042, page 391; Purchase and Sale Agreement dated December 3, 1984, by and between Shell Western E&P Inc. and Maynard Oil Company; Assignment, Conveyance and Bill of Sale effective November 1, 1984, by and between Shell Western E&P Inc. and Maynard Oil Company, recorded in Volume 1585, page 704 of the Records of Stephens County, Oklahoma; Farmout Agreement dated September 27, 1989, by and between Maynard Oil Company, as Farmor, and Kaiser-Francis Oil Company, as Farmee; Corporation Commission Order No. 341238; Operating Agreement dated October 17, 1973, by and between Tesoro Petroleum Corporation, as Operator, and Montgomery Exploration Company, et al, as Non-Operators; Oklahoma Corporation Commission Order No. 100058 dated September 25, 1973; Farmout Agreement and Assignment dated August 17, 1973, by and between James R. Hazelwood and Tesoro Petroleum Corporation; Limited and Partial Assignment of Oil and Gas Leases dated May 24, 1995, from Maynard Oil Company to Apache Corporation, recorded in Volume _____, page _____ of the Records of Stephens County, Oklahoma.

                              WOODS COUNTY, OKLAHOMA

                                    PN 429601
                             FORREST REX BAIRD NO. 1
                            EXPENSE INTEREST 0.2500000
                            REVENUE INTEREST 0.2187110

                                    PN 429604
                             FORREST REX BAIRD NO. 2
                            EXPENSE INTEREST 0.2500000
                            REVENUE INTEREST 0.2187110

                                    PN 429605
                             FORREST REX BAIRD NO. 3
                            EXPENSE INTEREST 0.2500000
                            REVENUE INTEREST 0.2187110

        Oil and Gas Lease dated June 8, 1978, by and between Forrest Rex Baird, et al, as Lessor, and Enserch Exploration Inc., as Lessee, recorded in Volume 398, page 229 of the Records of Woods County, Oklahoma, covering Lots 1, 2, 3, 4, and 5, NW/4 NE/4, E/2 NE/4 and all accretion and riparian rights thereto and covering situated and located in Section 16, Township 23 North, Range 15 West, Woods County, Oklahoma. (LF-03228-00)

        Oil and Gas Lease dated February 5, 1975, by and between Bess L. Baird, et vir, as Lessor, and Deason & Vance, as Lessee, recorded in Volume 336, page 604 of the Records of Woods County, Oklahoma, INSOFAR AND ONLY INSOFAR as said lease covers the accretion and riparian rights to Lot 1 of
  Section 15 which fall in Section 16, Township 23 North, Range 15 West, Woods County, Oklahoma. (LF-03233-00)

  The hereinabove referenced leases are subject to Operating Agreement dated January 21, 1981, as amended, by and between Enserch Exploration, Inc., as Operator an Moore McCormack Oil & Gas Corporation, et al, as Non-Operator; Oklahoma Corporation Commission Order No. 46673 (CD 15628) dated October 3, 1961 and Order No. 46674 (CD 15629) dated October 3, 1961, creating a 640 acre drilling and spacing unit for all of Section 16, Township 23 North, Range 15 West, Woods County, Oklahoma.

                            WOODWARD COUNTY, OKLAHOMA

                                PN 440803 (UT-394)
                                HOHWEILER NO. 1-18
                            EXPENSE INTEREST 0.1945150
                            REVENUE INTEREST 0.1702006

        Oil and Gas Lease dated March 7, 1966, by and between F. A. Morehart, et ux, as Lessor, and L. D. Sargent, as Lessee, recorded in Volume 240, page 400 of the Records of Woodward County, Oklahoma, covering Lot 3, NE/4 SW/4 and South 20 acres of the S/2
  NW/4 of Section 18, Township 22 North, Range 22 West, Woodward County, Oklahoma. (LF-04891-00)


        Oil and Gas Lease dated December 14, 1961, by and between F. A. Morehart and Gladys Morehart, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 184, page 438 of the Records of Woodward County, Oklahoma. (LF-04936-AB)

        Oil and Gas Lease dated September 10, 1965, by and between A. E. Goerke and Frances Goerke, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 233, page 266 of the Records of Woodward County, Oklahoma. (LF-04936-AD)

        Oil and Gas Lease dated September 10, 1965, by and between Kenneth C. Scott, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 233, page 268 of the Records of Woodward County, Oklahoma. (LF-04936-AE)

        Oil and Gas Lease dated September 10, l965, by and between Clarence Keller, Jr. and Laverne Keller, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 233, page 270 of the Records of Woodward County, Oklahoma. (LF-04936-AF)

        Oil and Gas Lease dated September 20, 1965, by and between Clella C. Short, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 233, page 272 of the Records of Woodward County, Oklahoma. (LF-04936-AG)

        Oil and Gas Lease dated September 10, 1965, by and between Mary R. Washta, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 233, page 274 of the Records of Woodward County, Oklahoma. (LF-04936-AH)

        Oil and Gas Lease dated September 20, 1965, by and between Thomas Howenstine and Jeanne E. Howenstine, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 233, page 276 of the Records of Woodward County, Oklahoma. (LF-04936-AI)

        Oil and Gas Lease dated September 10, l965, by and between Charles S. Wilson and Betty Ann Wilson, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 233, page 278 of the Records of Woodward County, Oklahoma. (LF-04936-AJ)

        Oil and Gas Lease dated September 10, 1965, by and between Nadine Wilson Stanford and Bobby Gene Stanford, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 233, page 280 of the Records of Woodward County, Oklahoma. (LF-04936-AK)

        Oil and  Gas Lease  dated  September 29,  1965, by  and between  L.  J.
  Barrett, Jr. and Marion E. Barrett, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 233, page 282 of the Records of Woodward County, Oklahoma. (LF-04936-AL)

        Oil and Gas Lease dated September 10, l965, by and between Woodrow A. Wilson and Eleanor Faye Wilson, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 233, page 284 of the Records of Woodward County, Oklahoma. (LF-04936-AM)

        Oil and Gas Lease dated September 10, 1965, by and between James L. Wilson and Wanda Joyce Wilson, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 233, page 286 of the Records of Woodward County, Oklahoma. (LF-04936-AN)

        Oil and Gas Lease dated September 10, 1965, by and between Rosella L. Scott, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 233, page 288 of the Records of Woodward County, Oklahoma. (LF-04936-AO)

        Oil and Gas Lease dated September 10, 1965, by and between J. C. Park, Jr., and Blanche Park, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 233, page 290 of the Records of Woodward County, Oklahoma. (LF-04936-AP)

        Oil and Gas Lease dated October 22, 1965, by and between Mary Washta, Guardian of the Estate of George Washta, Incompetent, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 234, page 268 of the Records of Woodward County, Oklahoma. (LF-04936-AQ)
        Oil and Gas Lease dated September 10, l965, by and between Alice Marie Teis and Donald R. Teis, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 234, page 432 of the Records of Woodward County, Oklahoma. (LF-04936-AR)

        Oil and Gas Lease dated September 10, 1965, by and between Stacy L. Wilson, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 234, page 434 of the Records of Woodward County, Oklahoma. (LF-04936-AS)

        Oil and Gas Lease dated September 30, 1965, by and between Zollie E. Larrabee, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 234, page 436 of the Records of Woodward County, Oklahoma. (LF-04936-AT)

        Oil and Gas Lease dated September 10, 1965, by and between Willis Buchanan Morter and Marion Callery Morter, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 234, page 438 of the Records of Woodward County, Oklahoma. (LF-04936-AU)
        Oil and Gas Lease dated September 10, l965, by and between W. A. Morter, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 234, page 440 of the Records of Woodward County, Oklahoma. (LF-04936-AV)

        Oil and Gas Lease dated October 25, 1965, by and between Everett G. King and Marjorie P. King, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 235, page 227 of the Records of Woodward County, Oklahoma. (LF-04936-AW)

        Oil and Gas Lease dated September 10, l965, by and between Ethel Wilson Moran, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 235, page 412 of the Records of Woodward County, Oklahoma. (LF-04936-AX)

        Oil and Gas Lease dated September 10, 1965, by and between Ruth Alene Wheatley and C. D. Wheatley, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 235, page 414 of the Records of Woodward County, Oklahoma. (LF-04936-AY)

        Oil and Gas Lease dated September 10, 1965, by and between Susan McCabe, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 241, page 33 of the Records of Woodward County, Oklahoma. (LF-04936-AZ)

        Oil and Gas Lease dated September 10, 1965, by and between Gertrude H. Camm, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 242, page 319 of the Records of Woodward County, Oklahoma. (LF-04936-BA)

       The  hereinabove  referenced  leases  cover   Lot  1,  Section  18,
       Township 22 North, Range 22 West, Woodward County, Oklahoma.

  The hereinabove referenced leases are subject to Operating Agreement dated April 25, 1966, by and between Sun Oil Company, as Operator, and Shell Oil Company, et al, as Non-Operators; Purchase and Sale Agreement dated December 19, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company; Assignment, Conveyance and Bill of Sale effective December 1, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company recorded in Volume 966, page 165 of the Records of Woodward County, Oklahoma.

  EXHIBIT A-1
  Attached to and made a part of Purchase and Sale Agreement dated September 12, 1996, by and between Maynard Oil Company, as Seller, and Enron Oil & Gas Company, as Buyer

                                          WELLBORE      UNIT    PRELIMINARY   IMBALANCE    PAYOUT
                                            VALUE       VALUE    PURCHASE      VOLUME       DATE     AMOUNT

  490005     NIPPERT 1-12                   $85,666     $14,000    $99,666      0
  442001     SCOT B-1                       $46,764     $1,875     $48,639      1,328
  490008     STOVER #1                      $13,050     $3,974     $17,024      (115,829)
  490009     WILLARD A-1                    $5,867      $2,818     $8,685       (16,578)
  490010     WILLARD A-2                    $0          $0         $0           0
  490012     JOHN WILLIAMS 1-26             $218,659    $10,000    $228,659     18,344
  440504     HAYES UNIT 1-27                $3,875      $0         $3,875       0
  440504     HAYES UNIT 2-27                $1,488      $0         $1,488       0
  440601     HEBNER 1-14                    $2,466      $3,749     $6,215       3,379
  440505     INGLE 1-17                     $24,139     $8,000     $32,139      9,269
  440505     INGLE 2-17                     $0          $0         $0           0
  440507     IRVIN C                        $13,618     $2,056     $15,674      (794)
  440702     LYTLE C 1-21                   $6,976      $8,000     $14,976      12,970
  440706     LYTLE C 2-21                   $11,306     $0         $11,306      0
  440511     MOYER 1-19                     $231        $2,246     $2,477       (2,920)
  438903     CALDWELL 22A                   $12,411     $3,875     $16,286      0
  429601     FORREST REX BAIRD #1           $0          $0         $0           6,127
  429604     FORREST REX BAIRD #2           $751        $0         $751         1,926
  429605     FORREST REX BAIRD #3           $18,889     $8,000     $26,889      8,140
  440803     HOHWEILER 1-18                 $19,978     $6,237     $26,215      26,994
                                           $486,134    $74,830    $560,964     (47,644)


  EXHIBIT A-1

  PREFERENTIAL RIGHTS TO PURCHASE
  Attached to and made a part of Purchase and Sale Agreement dated September 12, 1996, by and between Maynard Oil Company, as Seller, and Enron Oil & Gas Company, as Buyer

                                                                                                               PRELIMINARY
                                         WELLBORE              UNIT                 PURCHASE
                                          VALUE                VALUE                PRICE

  440507         IRVIN C                  $13,618              $2,056               $15,674
  440702         LYTLE C 1-21             $6,976               $8,000               $14,976
  440706         LYTLE C 2-21             $11,306              $0                   $11,306
  440511         MOYER 1-19               $231                 $2,246               $2,477

                 TOTAL                    $32,131              $12,302              $44,433



  EXHIBIT B

  Attached to and made a part of Purchase and Sale Agreement dated September 12, 1996, by and between Maynard Oil Company, SELLER, and Enron Oil & Gas Company, BUYER


  THERE ARE NO OPEN AUTHORIZATIONS FOR EXPENDITURES

  EXHIBIT C

  Attached to and made a part of Purchase and Sale Agreement dated September 12, 1996, by and between Maynard Oil Company, as Seller, and Enron Oil & Gas Company, as Buyer

                     ASSIGNMENT, BILL OF SALE AND CONVEYANCE
               FROM MAYNARD OIL COMPANY TO ENRON OIL & GAS COMPANY,
                             EFFECTIVE AUGUST 1, 1996



  THE STATE OF OKLAHOMA    )
                           )       KNOW ALL MEN BY THESE PRESENTS:
  COUNTY OF                )

            THAT, the undersigned, MAYNARD OIL COMPANY, a Delaware corporation, having its principal office at 8080 North Central Expressway, Suite 660, Dallas, Texas 75206 (hereinafter called "ASSIGNOR"), for and in consideration of Ten Dollars ($10.00) and other valuable consideration to it in hand paid by ENRON OIL & GAS COMPANY, a Delaware corporation, having its principal office at 1400 Smith Street, Houston, Texas 77002 (hereinafter called "ASSIGNEE"), does hereby GRANT, BARGAIN, SELL, ASSIGN and CONVEY unto Assignee, subject to the terms and conditions contained herein, the following:

       (a) All of Assignor's right, title and interest in and to the leasehold estate and mineral rights created by the leases described in Exhibit A, attached hereto and made a part together with any and all interest of Assignor in and to such property and in and to any agreements, leases, rights-of-way, easements, licenses and permits incident thereto, INSOFAR AND ONLY INSOFAR as the said rights cover the lands and depths described in Exhibit A;

       (b) All of Assignor's right, title and interest in and to the wells, and production therefrom, located on the Leases or lands pooled therewith, including but not limited to the wells described in Exhibit A together with any and all buildings or other improvements constructed thereon , together with any and all interest of Assignor in and to such property and in and to any agreements, including, without limitation, gas purchase agreements, farmin and farmout agreements, operating agreements and pooling agreements, leases, rights-of-way, easements, licenses and permits incident thereto;

       (c) All of Assignor's right, title and interest in and to the real and personal property, fixtures, improvements and buildings located on the lands burdened by the Leases or lands pooled therewith, and all contract rights, rights of substitution and subrogation in and to any rights and actions of warranty which Assignor has or may have.

       This Conveyance, Assignment and Bill of Sale is executed and delivered as part of the consummation of the transaction contemplated by that certain Purchase and Sale Agreement between Assignor, as SELLER , and Assignee, as
  BUYER ,  dated  September  12,  1996,  hereinafter  referred   to  as  "Sale
  Agreement". The warranties, representations, indemnities and covenants contained in the Sale Agreement shall survive the delivery of this Assignment in accordance with the provisions of the Sale Agreement and the delivery of this Assignment shall not affect, expand, diminish, or otherwise impair any of the warranties, representations, indemnities or covenants made in the Sale Agreement and the terms and conditions set forth therein; provided, however, any third parties transacting with Assignee with respect to any of the interests may rely on this Assignment as vesting Assignee with all of Assignor's rights, titles and interests in the said leases and wells.

       Assignor warrants to Assignee title to the leases as described in said Sale Agreement against any claims and demands of all persons whomsoever claim the same or any part thereof by, through and under Assignor, but not otherwise.

       This Conveyance, Assignment and Bill of Sale shall extend to, be binding upon and inure to the benefit of Assignor and Assignee, their respective successors and assigns and shall be deemed covenants running with the herein described lands and leasehold estates.

       Assignee expressly assumes, as of the Effective Date, all of Assignor's obligations relating to the said leases, including, but not limited to, the obligation of plugging and abar all purposes as of 7:00 o'clock a.m. August 1, 1996.

  Thisntical, except that, to facilitate recordation, only that portion of Exhibit A which contains specific descriptions of the leases located in the recording jurisdiction in which the particular counterpart is to be recorded are included, and other portions of Exhibit A are included by reference only. All of such counterparts together shall constitute one and the same instrument. Complete copies of the Assignment containing the entire Exhibit A have been retained by Assignor and Assignee.

  EXECUTED this 30th day of September 1996, but to be effective as stated above.

                                MAYNARD OIL COMPANY


                                By:  ___________________________
                                     Glenn R. Moore
                                     President


                                ENRON OIL & GAS COMPANY


                                By:  ___________________________
                                     Leland J. McVay
                                     Vice President

  THE STATE OF TEXAS  )
                      )
  COUNTY OF DALLAS    )

       This instrument was acknowledged  before me on   September 30, 1996,  by
  Glenn R. Moore, President of Maynard Oil Company, a Delaware corporation, on behalf of said corporation.

  MY COMMISSION EXPIRES:
                                          ___________________________
                                          Cassondra Foster, Notary
                                          Public in and for the State
                                          of Texas


  THE STATE OF OKLAHOMA    )
                           )
  COUNTY OF                )

       This instrument was acknowledged before me on _________, 1996, by Leland J. McVay, Vice President of Enron Oil & Gas Company, a Delaware corporation, on behalf of said corporation.

  MY COMMISSION EXPIRES:
                                          _________________________________
                                          Notary Public in and for the State
                                          of ________